EXHIBIT 3.7

AMENDMENT NO. 1
TO
THE BYLAWS OF
ADCARE HEALTH SYSTEMS, INC.

I, the undersigned, do hereby certify:

1.	That I am a duly elected, qualified and acting officer of AdCare Health Systems, Inc., a Georgia corporation (the “Corporation”); and

2.
That pursuant to resolutions duly adopted by the Board of Directors of the Corporation on March 27, 2014, and in accordance with the authority provided to the Board of Directors in Article V of the Company’s Articles of Incorporation and Article XI of the Corporation’s Bylaws, the Corporation’s Bylaws are hereby amended to add the following new Section 2.15 to Article II thereof, which such new section to immediately follow Section 2.14 of the Corporation’s Bylaws:

“ 2.15 Shareholder Proposals and Director Nominations.
(a)    No proposal for a shareholder vote (other than director nominations which are described in Section 2.15(b)) shall be submitted by a shareholder (a “Shareholder Proposal”) to the Corporation’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice setting forth with particularity:
(i)    the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all natural persons, corporations, partnerships, trusts or any other type of legal entity or recognized ownership vehicle (collectively, “Persons”) acting in concert with the Proponent (or such beneficial owner);
(ii)    the name and address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i), as they appear on the Corporation’s books (if they so appear);
(iii)    the class and number of shares of the Corporation that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);
(iv)    a description of the Shareholder Proposal containing all material information relating thereto, including (A) the text of the Shareholder Proposal (including the text of any resolutions proposed for consideration and, in the event that such Shareholder Proposal includes a proposal to amend these Bylaws, the language of the proposed amendment), (B) the reasons for submission of such Shareholder Proposal at the meeting and (C) any material interest in such Shareholder Proposal of each Proponent (and each beneficial owner, if any, on whose behalf the proposal is being made) and the other Persons identified in clause (i);
(v)    a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;
(vi)     a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to securities of the Corporation;
(vii)    a representation that the Proponent is a holder of record of the capital stock of the Corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to propose such business;
(viii)    a representation whether such Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (B) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal;
(ix)    any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and
(x)    such other information as the Board of Directors reasonably determines is necessary or appropriate to enable the Board of Directors and shareholders of the Corporation to consider the Shareholder Proposal.
Without limiting the foregoing, the information required by clauses (iii), (v), and (vi) of this Section 2.15(a) shall be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten (10) days after the record date for the meeting to disclose such information as of the record date. The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with the procedures prescribed in these Bylaws or is otherwise not in accordance with law, and if it is so determined, such officer shall so declare at the meeting and the Shareholder Proposal shall be disregarded. Notwithstanding anything in these Bylaws to the contrary, no provision of these Bylaws shall affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.
(b)    Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth in this Section 2.15(b), shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 2.15(b). Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which shall set forth:
(i)    as to each individual nominated: (A) the name, date of birth, business address and residence address of such individual, (B) the educational background and the business experience during the past five (5) years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience, (C) whether the nominee is or has ever been at any time a director, officer or owner of five percent (5%) or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity, (D) any directorships held by such nominee in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended, (E) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee, (F) whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933, as amended, and, if so, a description in writing of all matters triggering such disqualification; (G) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act, (H) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director, and (I) a written representation and agreement (in the form provided by the Secretary upon written request) that (1) such nominee is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (ii) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Corporation, with such nominee’s fiduciary duties under applicable law, (2) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (3) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and
(ii)    as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons: (A) the name and business address of such Person, (B) the name and address of each such Person as they appear on the Corporation’s books (if they so appear), (C) the class and number of shares of the Corporation that are owned beneficially and of record by each such Person, (D) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (E) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the Corporation, (F) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the Corporation entitled to vote at such meeting and will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination, (G) a representation whether any such Person intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect each nominee or (2) otherwise to solicit proxies from shareholders in support of such nomination, and (H) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice. Without limiting the foregoing, the information required by clauses (ii)(C), (D), (E) and (F) of this Section 2.15(b) shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten (10) days after the record date for the meeting to disclose such information as of the record date. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the Corporation. If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws or any nominee is otherwise not eligible or qualified to serve as a director, such officer shall so declare to the meeting and the defective nomination shall be disregarded.
(c)    Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not less than ninety (90) nor more than one-hundred twenty (120) calendar days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than thirty (30) calendar days earlier than, or sixty (60) calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than (i) the ninetieth (90th) day prior to the annual meeting or (ii) if later, the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on (i) the ninetieth (90th) day prior to such special meeting or (ii) if later, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting. Shareholder Proposals in connection with a special meeting called by the Proponent in accordance with Section 2.02 shall be included in the written requests delivered pursuant to Section 2.02. In no event shall the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.”

* * * * *
IN WITNESS WHEREOF, I have hereunto subscribed my name this 27th day of March 2014.

/s/ David A. Tenwick
Name: David A. Tenwick
Title: Chairman of the Board